Exhibit 10.1

FIRST AMENDMENT TO

CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (the “First Amendment”), dated as of November 4, 2021, amends the Credit Agreement dated as of November 4, 2020 (as amended hereby, and as the same may be amended from time to time, the “Credit Agreement”) by and between WEYCO GROUP, INC. (the “Borrower”) and ASSOCIATED BANK, NATIONAL ASSOCIATION (the “Bank”).

1.Definitions.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

2.Amendments.  The parties hereby agree to amend the Credit Agreement as follows:

(a)Section 1 is amended by inserting the following defined terms in appropriate alphabetical order; to the extent that any of the following terms already are defined in the Credit Agreement, such existing defined terms shall be deemed deleted in their entirety and replaced with the following:

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“LIBOR” means (A) if no Hedging Agreement is in place for the applicable LIBOR Loan, a rate of interest equal to the per annum rate rounded to the nearest 1/100th of one percent (1%) of interest for a period equal to the applicable Interest Period, which shall be (i) when the applicable Interest Period is one month, three months, six months or one year, the per annum rate described as the “London interbank offered rate, or Libor” for such period that is in effect on the first day of such Interest Period as reported in The Wall Street Journal, “Money Rates” table (and currently defined as the Intercontinental Exchange Benchmark Administration Ltd. average of interbank offered rates for dollar deposits in the London market) or, if The Wall Street Journal or another authoritative source is not available, as LIBOR is otherwise determined by the Bank in its sole and absolute discretion and (ii) when the applicable Interest Period is two years, three years or five years, the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan for such period are offered in the London interbank eurodollar market at 11:00 A.M. (London time) on the first day of such Interest Period (or the preceding Business Day if banks in London, England were not open and dealing in offshore United States dollars on the first day of such Interest Period), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Bank in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as LIBOR is otherwise determined by the Bank in its sole and absolute discretion, or (B) if a Hedging Agreement is in place for the applicable LIBOR Loan, the per annum rate under such Hedging Agreement adjusted for reserves if the Bank is required to maintain reserves with respect to relevant advances as published electronically by Bloomberg Financial

Markets as the London Interbank Offered Rates (LIBOR) for loans of one month as of the first day of the applicable Interest Period or, if not published on such date, the first business day immediately preceding such date on which such rate is published by such publication.

“LIBOR Loan” means any Loan that bears interest at a rate determined by reference to LIBOR.

“LIBOR Office” means, with respect to the Bank, the office or offices of the Bank that will be making or maintaining the LIBOR Loans hereunder.  A LIBOR Office may be, at the option of the Bank, either a domestic or foreign office.

“LIBOR Replacement Date” has the meaning given in Section 8.3.

“LIBOR Successor Rate” has the meaning given in Section 8.3.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Prime Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Bank, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Bank in a manner substantially consistent with market price (or, if the Bank determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Bank determines is reasonably necessary in connection with the administration of this Loan Agreement and any other Loan Document).

“Pre-Adjustment Successor Rate” has the meaning given in Section 8.3.

“Related Adjustment” means, in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by the Bank applicable to such LIBOR Successor Rate:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method (x) is published on an information service as selected by the Bank from time to time in its reasonable discretion or (y) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to the Bank; or

(2)the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

"Revolving Commitment" means the commitment of the Lender to make Revolving Loans pursuant to Section 2.1, as such commitment may be reduced pursuant to Section 6.1 or increased pursuant to Section 6.3.  The amount of the Lender's Revolving Commitment on the First Amendment Effective Date is set forth on Schedule 2.1.

“Scheduled Unavailability Date” has the meaning given in Section 8.3.

“SOFR” with respect to any Business Day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Bank) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Bank from time to time in its reasonable discretion.

"Termination Date" means the earlier to occur of (a) November 4, 2022 or (b) such other date on which the Commitments terminate pursuant to Sections 6 or 13.

(b)Section 8.1 is deleted in its entirety and the following inserted in its place:

8.1Increased Costs.(a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any Governmental Authority or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)imposes, modifies or deems applicable any reserve (including any reserve imposed by the FRB (but excluding any reserve included in the determination of LIBOR), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank; or

(ii)imposes on the Bank any other condition affecting the LIBOR Loans, the Note or its obligation to make LIBOR Loans;

(iii)subjects the Bank to any tax of any kind whatsoever with respect to this Loan Agreement or changes the basis of taxation of payments to the Bank in respect thereof (except for the imposition of, or any change in the rate of, any Excluded Tax payable by the Bank);

and the result of anything described in clauses (i) and (iii) above is to increase the cost to (or to impose a cost on) the Bank (or any LIBOR Office of the Bank) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by the Bank (or its LIBOR Office) under this Loan Agreement or under the Note, then upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrower shall pay directly to the Bank such additional amount as will compensate the Bank for such increased cost or such reduction, so long as such amounts have accrued on or after the day that is 270 days prior to the date on which the Bank first made demand therefor.

If the Bank determines that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority or comparable agency charged with the interpretation or administration thereof, or the compliance by the Bank or any Person controlling the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s or such controlling Person’s capital as a consequence of the Bank’s obligations to a level below that which the Bank or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration the Bank’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by the Bank or such controlling Person to be material, then from time to time, upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrower shall pay to the Bank such additional amount as will compensate the Bank or such controlling Person for such reduction so long as such amounts have accrued on or after the day that is 270 days prior to the date on which the Bank first made demand therefor.

(c)Section 8.2 is deleted in its entirety and the following inserted in its place:

8.2Inadequacy or Unfairness of LIBOR.  (a) If in connection with any request for a LIBOR Loan or a conversion to or continuation thereof, (i) the Bank determines that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Loan, or (B) (1) adequate and reasonable means do not exist for determining LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan or in connection with an existing or proposed Prime Rate Loan and (2) the Scheduled Unavailability Date (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Bank determines that for any reason LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to the Bank of funding such Loan, the Bank will promptly so notify the Borrower. Thereafter, the obligation of the Bank to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans or Interest Periods) until the Bank revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Prime Rate loans in the amount specified therein.

(b)Notwithstanding the foregoing, if the Bank has made the determination described in clause (a)(i) of this Section 8.2, the Bank in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Bank revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section 8.2, (ii) the Bank notifies the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to the Bank of funding the Impacted Loans, or (iii) the Bank determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Bank or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of the Bank to do any of the foregoing.

(d)Section 8.3 is deleted in its entirety and the following inserted in its place:

8.3LIBOR Successor.

Notwithstanding anything to the contrary in this Loan Agreement or any other Loan Documents, if the Bank determines (which determination shall be conclusive absent manifest error), or the Borrower notifies the Bank that the Borrower has determined, that:

(i)adequate and reasonable means do not exist for ascertaining LIBOR for any Interest Period hereunder or any other tenors of LIBOR, including, without limitation, because the LIBOR is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)the administrator of LIBOR or a Governmental Authority having jurisdiction over the Bank or such administrator has made a public statement identifying a specific date after which LIBOR shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Bank that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)the administrator of LIBOR or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of LIBOR are no longer representative; or

(iv)bilateral loans currently being executed, or that include language similar to that contained in this Section 8.3, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, in the case of clauses (i)-(iii) above, on a date and time determined by the Bank (any such date, the “LIBOR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and shall occur reasonably promptly upon the occurrence of any of the events or circumstances under clauses (i), (ii) or (iii) above and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, LIBOR will be replaced hereunder and under any Loan Document with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by the Bank, in each case, without any amendment to, or further action or consent of any other party to, this Loan Agreement or any other Loan Document (the “LIBOR Successor Rate”; and any such rate before giving effect to the Related Adjustment, the “Pre-Adjustment Successor Rate”):

(x)Term SOFR plus the Related Adjustment;

(y) SOFR plus the Related Adjustment; and

(z)the sum of: (a) the alternate benchmark rate that has been selected by the Bank as the replacement for LIBOR for the applicable tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for LIBOR for dollar-denominated bilateral credit facilities at such time and (b) the Related Adjustment and in the case of clause (iv) above, the Borrower and the Bank may amend this Loan Agreement solely for the purpose of replacing LIBOR under this Loan Agreement and under any other Loan Document in accordance with the definition of “LIBOR Successor Rate” and such amendment will become effective at 5:00 p.m., on the fifth Business Day after the Bank shall have notified the Borrower of the occurrence of the circumstances described in clause (iv);

provided  that, if the Bank determines that Term SOFR has become available, is administratively feasible for the Bank and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and the Bank notifies the Borrower of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Pre-Adjustment Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall  be Term SOFR plus the relevant Related Adjustment.

The Bank will promptly (in one or more notices) notify the Borrower of (x) any occurrence of any of the events, periods or circumstances under clauses (i) through (iii) above, (y) a LIBOR Replacement Date and (z) the LIBOR Successor Rate.

Any LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Bank, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Bank.

Notwithstanding anything else herein, if at any time any LIBOR Successor Rate as so determined would otherwise be less than zero, the LIBOR Successor Rate will be deemed to be zero for the purposes of this Loan Agreement and the other Loan Documents.

In connection with the implementation of a LIBOR Successor Rate, the Bank will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Loan Agreement; provided that, with respect to any such amendment effected, the Bank shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Borrower reasonably promptly after such amendment becomes effective.

If the events or circumstances of the type described in Section 8.3(i)-(iii) have occurred with respect to the LIBOR Successor Rate then in effect, then the successor rate thereto shall be determined in accordance with the definition of “LIBOR Successor Rate.”

Notwithstanding anything to the contrary herein, (A) after any such determination by the Bank or receipt by the Bank of any such notice described under Section 8.3 (i)-(iii), as applicable, if the Bank determines that none of the LIBOR Successor Rates is available on or prior to the LIBOR Replacement Date, (B) if the events or circumstances described in Section 8.3 (iv) have occurred but none of the LIBOR Successor Rates is available, or (C) if the events or circumstances of the type described in Section 8.3 (i)-(iii) have occurred with respect to the LIBOR Successor Rate then in effect and the Bank determines that none of the LIBOR Successor Rates is available, then in each case, the Bank and the Borrower may amend this Loan Agreement solely for the purpose of replacing LIBOR or any then current LIBOR Successor Rate in accordance with this Section 8.3 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated bilateral credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated bilateral credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Bank from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a LIBOR Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Bank shall have posted such proposed amendment to the Borrower.

If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no LIBOR Successor Rate has been determined in accordance with the preceding paragraphs of this Section 8.3 and the circumstances under Section 8.3(i) or (iii) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Bank will promptly so notify the Borrower. Thereafter, (x) the obligation of the Bank to make or maintain LIBOR Loans shall be suspended, (to the extent of the affected LIBOR Loans, Interest Periods, interest payment dates or payment periods), and (y) the LIBOR component shall no longer be utilized in determining the Prime Rate, until the LIBOR Successor Rate has been determined in accordance with the preceding paragraphs of this Section 8.3. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Prime Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

(e)Schedule 2.1 is deleted in its entirety and replaced with Schedule 2.1 attached to this First Amendment.

3.Conditions Precedent.  This First Amendment shall become effective (the “First Amendment Effective Date”) on the date that:

(i)the Bank shall have received this First Amendment, executed by a duly authorized officer or representative of the Borrower;

(ii)the Bank shall have received an amended and restated Revolving Note in form and substance satisfactory to the Bank, executed by a duly authorized officer of representative of the Borrower;

(iii) the Bank shall have received a certificate from a duly authorized officer of the Borrower: (i) certifying that the articles of incorporation and bylaws of the Borrower in the form delivered to the Bank on November 4, 2020 have not been amended, modified or rescinded since that date and remain in full force and effect; and (ii) attaching a copy of the resolutions of the board of directors authorizing the transactions contemplated by this First Amendment including, without limitation, the increase in the Revolving Commitment; and

(iv)the Bank shall have received such additional supporting documents and materials as the Bank may reasonably request on or before the date hereof.

4.Representations and Warranties.  The Borrower hereby certifies that the representations and warranties contained in the Credit Agreement are true and correct as of the date of this First Amendment (except to the extent stated to relate to a specified earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), and that, after giving effect to the amendments set forth herein, no condition, event, act or omission has occurred which, with the giving of notice or passage of time, or both, would constitute an Event of Default under the Credit Agreement.

5.Full Force and Effect.  Except as provided herein, all of the terms and conditions set forth in the Credit Agreement, and all additional documents entered into in connection with the Credit Agreement, shall remain unchanged and shall continue in full force and effect as originally set forth.

6.Binding Effect.  This First Amendment shall be binding upon the parties hereto and their respective successors and assigns.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Credit Agreement as of the date set forth above.

WEYCO GROUP, INC.

By:
Name:	John Wittkowske
Title:	Chief Financial Officer

ASSOCIATED BANK, NATIONAL ASSOCIATION

By:
Name:	Daniel Holzhauer
Title:	Senior Vice President

SCHEUDULE 2.1

LENDER COMMITMENTS

Lender	Revolving Commitment	LOC Commitment
Associated Bank, National Association	$40,000,000.00	$500,000